Exhibit 10.1

LEASE TERMINATION AGREEMENT

FAIRLAWNS PARTNERSHIP as “Landlord” and SENETEK, PLC as “Tenant,” do by mutual agreement, acknowledge and declare the termination of that certain Lease Agreement dated May 15, 2009 (the “Lease”), pertaining to that certain office space containing approximately 5,718 square feet in the Fairlawns Building located at 5203 Maryland Way, Suite 102, Brentwood, Williamson County, Tennessee (the “Premises”).

The Lease shall terminate at 11:59 PM on December 31, 2009 (the “Termination Date”) and from and after said date and time, Landlord and Tenant shall have no further obligation to one another under the Lease, except for those provisions in the Lease which survive its natural or early termination, if any. As consideration for the termination, the parties hereby agree to the following conditions precedent (the “Conditions Precedent”) to the termination of the Lease:

1.	Tenant shall pay to Landlord all sums due under the Lease through the Termination Date.

2.	Tenant shall relinquish the security deposit held by Landlord under the Lease.

3.	Tenant shall pay to Landlord a fee for the early termination of this Lease (the “Termination Fee”) of Fifty-Two Thousand Eight Hundred Ninety and no/100 Dollars ($52,890.00) on the Termination Date.

4.	Upon the Termination Date, Tenant shall surrender the Premises to Landlord all of Tenant’s interest in the Premises, any leasehold improvements, including, but not limited to improvements, furniture, computers, and telephones serving the Premises.

5.	Tenant shall be responsible for and shall hold Landlord harmless from any of Tenant’s third party interests in the Premises, including, but not limited to the Dex copier/scanner.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease Termination Agreement this 7th day of December 2009.

LANDLORD		TENANT:

FAIRLAWNS PARTNERSHIP		SENETEK, PLC

BY:	/s/ David K. Morgan	BY:	/s/ William O’Kelly 12/7/09
David K. Morgan
TITLE:	Managing General Partner	TITLE:	CFO